WARREN H. FELDMAN
                        45 A. Samworth Road
                           PO Box 3061
                        Clifton, NJ  07012
                          (973) 249-7410




                                 December 14, 1999


VIA FEDERAL EXPRESS
Airbill No. 8183 6488 6206
And Fax (202) 736-5065

Mr. Walt Anderson
C/o Gold & Appel Transfer, S.A.
1023 31st Street, 4th Floor
Washington, D.C.  20007

     Re:     Put Option - Exercise Notice

Dear Mr. Anderson:

Reference is made to that certain Put Agreement, dated September 21, 1999, between and among Walt Anderson, Warren Feldman, Sol Feldman, Revision LLC and Total-Tel USA Communications, Inc. (the "Put Agreement"). It is my understanding that on December 11, 1999, the parties to the Put Agreement and the Foundation for Independent Nongovernmental Development of Space, a Delaware non-profit corporation ("FINDS"), reached final agreement on the terms of an Amendment No. 1 to the Put Agreement, a copy of which is attached hereto as Exhibit A (the "Amendment"). The Amendment amends the Put Agreement to provide, inter alia, for multiple exercises of the Put Option. I further understand from Sean McGuinness, Esq., counsel for you and the Company, that the Amendment has been executed by you, and that you intend to deliver it today or by tomorrow, December 15, 1999, but the Amendment was not delivered due to difficulties in communicating with you during your trip to Moscow. Therefore, after discussing the matter with Mr. McGuinness, we have agreed that (i) in the event the Amendment is delivered by you, FINDS and the Company, this letter shall serve as the Exercise Notice referenced in Section
2.2 of the Put Agreement, and (ii) in the event the Amendment is not delivered by you, FINDS and the Company, the letter attached hereto as Exhibit B shall serve as the Exercise Notice referenced in Section 2.2. Capitalized terms used in this letter without definition shall have the meaning set forth in the Put Agreement.

     1. Common Stock of Warren Feldman and Certain of His Designees. In accordance with the requirements of Section 2.2 of the Put Agreement, I hereby give notice of the exercise of the Put Option with respect to myself and each of my Designees listed below. The information required by Section 2.2(a) to
(e) of the Put Agreement with respect to each such Put Holder is set forth below as follows:

                                          Number of       Purchase
Name of Put Holder                    Shares To Be Sold     Price

Warren Feldman                         328,416 shares    $5,254,656
Warren and Esther Feldman              162,226 shares    $2,595,616
Esther Feldman and Genia Draznin         4,000 shares       $64,000
Ross Feldman                             1,000 shares       $16,000
Anne Feldman                             1,000 shares       $16,000
Marla Feldman                            1,000 shares       $16,000
Michelle Feldman                         1,000 shares       $16,000
                                                         ----------
                                       498,642 shares $7,978,272.00

The purchase price payment for the above-referenced shares should be wired directly to my account for distribution as follows:

     Summit Bank
     ABA:  021202162
     55 Challenger Blvd.
     Ridgefield Park, NJ

     To benefit Warren Feldman
     Account No. 303541547

     2. Common Stock of Solomon Feldman and Certain of His Designees. As agent for Solomon Feldman acting pursuant to the requirements of Section 2.2 of the Put Agreement, I hereby give notice of the exercise of the Put Option with respect to Solomon Feldman and his Designees listed below. The information required by Sections 2.2(a) to (e) of the Put Agreement with respect to each such Put Holder is set forth below as follows:

                                         Number of          Purchase
Name of Put Holder (Act #)           Shares To Be Sold        Price

Minna Feldman Trust  (203285913)             6,200           $99,200
Sol Feldman Ltd. Partnership (103090444)   237,738        $3,803,808

The purchase price payment for the above-referenced shares should be wired directly to the account number specified above to the bank specified below:

     Summit Bank
     ABA:  021202162
     55 Challenger Blvd.
     Ridgefield Park, NJ

     To benefit Sol Feldman

      3. Common Stock of a Designee of Warren Feldman. In accordance with the requirements of Section 2.2 of the Put Agreement, I hereby give notice of the exercise of the Put Option with respect to my Designee listed below. The information required by Sections 2.2(a) to (e) of the Put Agreement with respect to each such Put Holder is set forth below as follows:

                                                            Purchase
Put Holder                              Shares To Put        Price

Gerald Feldman                              2,000           $32,000

The purchase price payment for the above-referenced shares should be wired directly to the account specified below:

     Bank of America
     10731 W. Pico Blvd.
     Los Angeles, CA  90064
     ABA # 121000358
     Branch# 2137
     To benefit Gerald and Gloria Feldman
     Act.# 21372-03809

     4. Common Stock of a Designee of Warren Feldman. In accordance with the requirements of Section 2.2 of the Put Agreement, I hereby give notice of the exercise of the Put Option with respect to my Designee listed below. The information required by Sections 2.2(a) to (e) of the Put Agreement with respect to each such Put Holder is set forth below as follows:

                                                                 Purchase
Put Holder                                   Shares To Put         Price

Arthur Draznin (act# NE-22726)                   40,209          $643,344
Arthur Draznin C/F Haley Draznin (act# NE-22744)  1,232          $ 19,712
Arthur Draznin M/P Plan (act# NE-23637)           2,000          $ 32,000

The purchase price payment for the above-referenced shares should be wired directly to the account number specified above to the bank specified below:

     Bank of New York
     ABA# 021000018
     BNF PaineWebber Inc.
     200 Park Avenue
     11th Floor
     New York, NY  10066
     A/C 8900114096
     FBO (Account number as referenced above)

I would like to suggest that the Closing for the purchase and sale transactions listed above be held on January 14, 2000, at 10:00 a.m. at the offices of Swidler Berlin Shereff Friedman, LLP.

Sincerely,

/s/ Warren H. Feldman

Warren H. Feldman

WHF:sad

c:     Sean P. McGuinness, Esq.
       Via Federal Express
       Airbill No. 8183 6488 6239
       And Fax (202) 424-7643